EXHIBIT 23.1





                   CONSENT OF INDEPENDENT AUDITORS


  The Board of Directors
  First Fidelity Bancorporation

  We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Fidelity Bancorporation of our report dated January 14, 1994, except for the sixth paragraph of
  Note 11 which was dated February 2, 1994, relating to the consolidated statements of condition of First Fidelity Bancorporation and subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on form 10K of First Fidelity Bancorporation which is incorporated herein by reference.



  /s/  KPMG Peat Marwick

  May 17, 1994
  New York, New York





















